Exhibit 99.1
151 S. El Camino Dr.
Beverly Hills, CA 90212
www.kennedywilson.com

NEWS RELEASE

KENNEDY WILSON ANNOUNCES PRICING OF ADDITIONAL 5.875% SENIOR NOTES DUE 2024
Swap transaction effectively reduces fixed rate to 3.883% for five years
Company’s share of debt is now 83% fixed or hedged with weighted average term to maturity of 6.4 years

BEVERLY HILLS, Calif.--(BUSINESS WIRE)-- February 28, 2018-- Kennedy-Wilson, Inc. ("Kennedy Wilson"), a wholly owned subsidiary of global real estate investment company Kennedy-Wilson Holdings, Inc. (NYSE:KW), today announced that it priced its previously announced offering (the “Offering”) of an additional $250.0 million principal amount of its 5.875% Senior Notes due 2024 (the "Additional Notes") at an offering price of 98.625% of their principal amount, plus accrued and unpaid interest from, and including, October 1, 2017. The Additional Notes will be Kennedy Wilson’s senior unsecured obligations and will be guaranteed by Kennedy-Wilson Holdings, Inc. and certain subsidiaries of Kennedy Wilson. Interest on the Additional Notes will be payable semiannually on April 1 and October 1 of each year, beginning on April 1, 2018. The closing of the Offering is expected to occur on March 2, 2018, subject to customary closing conditions.
Kennedy Wilson intends to use the net proceeds from the Additional Notes to repay the entire amount currently drawn under its revolving credit facility and a portion of the amount outstanding under its term loan facility.
In connection with the Offering, Kennedy Wilson entered into cross-currency swap agreements totaling $200.0 million, effectively reducing the fixed annual cash interest cost to 3.883% per year for five years. The agreements have a five-year tenor and, under the terms of the swap agreements, Kennedy Wilson’s interest payments on $200 million aggregate principal amount of the notes will be effectively converted from U.S. dollars to Euros at an average coupon of 3.319% per annum.
This news release is neither an offer to sell nor a solicitation of an offer to buy the securities described above, nor shall there be any sale of any securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

The offer and sale of the Additional Notes will not be registered under the Securities Act or any state securities laws, and unless so registered, the Additional Notes may not be offered or sold in the United States or to U.S. persons except pursuant to transactions that are exempt from, or not subject to, the registration requirements of the Securities Act and applicable state securities laws.

About Kennedy Wilson
Kennedy Wilson is a leading global real estate investment company.  We own, operate, and invest in real estate both on our own and through our investment management platform.  We focus on multifamily and office properties located in the Western U.S., the U.K., and Ireland.
KW-IR
Contact: Daven Bhavsar, CFA
Director of Investor Relations
(310) 887-3431
dbhavsar@kennedywilson.com

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